EXHIBIT 8.1

                              LIST OF SUBSIDIARIES

RNG gaming Ltd - Incorporated in the Isle of Man

Get21 Ltd - Incorporated in the Isle of Man

Get21 (Israel) Ltd - Incorporated in the State of Israel